EXHIBIT 99(a)


                               HECHINGER COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)
                      (in thousands except per share data)



                                                                13 WEEKS ENDED                     39 WEEKS ENDED
                                                        OCT. 29, 1994   OCT. 30, 1993         OCT. 29,1994   OCT. 30, 1993
                                                        -------------   -------------         ------------   -------------
REVENUES
Net sales                                               $     633,870   $     524,264         $  1,917,045   $   1,612,641
Other (principally interest)                                    1,272           3,098                2,941           5,302
                                                        -------------   -------------         ------------   -------------

Total Revenues                                                635,142         527,362            1,919,986       1,617,943

COSTS AND EXPENSES
Cost of sales                                                 500,248         412,732            1,496,322       1,255,875
Selling, general and administrative expenses                  122,503         106,291              357,101         312,864
Interest expense                                                7,440           4,867               22,197          15,123
                                                        -------------   -------------         ------------   -------------

Total Costs and Expenses                                      630,191         523,890            1,875,620       1,583,862
                                                        -------------   -------------         ------------   -------------

EARNINGS BEFORE INCOME TAXES                                    4,951           3,472               44,366          34,081

INCOME TAX EXPENSE                                              1,683           1,077               15,083          10,564
                                                        -------------   -------------         ------------   -------------

NET EARNINGS                                            $       3,268   $       2,395         $     29,283   $      23,517
                                                        =============   =============         ============   =============




PRIMARY AND FULLY DILUTED EARNINGS
PER COMMON SHARE                                        $        0.08   $        0.06         $       0.69   $        0.56
                                                        =============   =============         ============   =============


AVERAGE NUMBER OF COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Primary                                                        42,499          42,011               42,443          41,929
Fully diluted                                                  42,500          42,011               42,505          41,934


DIVIDENDS PER SHARE:
Class A common stock                                     $       0.04   $        0.04         $       0.12   $        0.12
Class B common stock                                     $       0.02   $        0.02         $       0.05   $        0.05


See notes to consolidated financial statements.





                                       10